CONTROL OR RESTRICTED (RULE 144) STOCK
                              BORROWER'S AGREEMENT



         In consideration of any margin credit extended by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to the undersigned on 47,031 shares of the common stock of BioTime, Inc. owned by the undersigned and pledged to DLJ (the "Shares"), the undersigned agrees, represents and warrants as follows:


         1. The Shares are fully paid for and the undersigned is the unconditional beneficial owner of the Shares, free and clear of any security interest, claim or charge. The Shares are registered in the name of the undersigned, no other person or entity has an interest in the Shares and the undersigned has fully right, power and authority to sell, pledge, transfer and deliver the Shares.


         2. The Shares or any other such shares owned or controlled by the undersigned (i) have not been assigned, transferred, donated, pledged, encumbered or the subject of a put or call option by the undersigned or any other person or entity (ii) will be deposited in the account of the undersigned with DLJ in fully negotiable form, and (iii) for the period of the agreement, will not be sold, assigned, transferred, donated, pledged, encumbered or the subject of a put or call option by the undersigned or any other person or entity without the prior written consent of a principal of DLJ; provided, however, such requirement shall not apply to sales of the Shares through DLJ, or the pledge of the Shares to DLJ as provided in the agreement.


         3. All of the Information set forth by the undersigned in the Form 144, Rule 144 Questionnaire and representation letter, copies of which are attached and made a part hereof, is accurate and complete and should any change or event occur which would render the information Inaccurate or Incomplete, the undersigned will immediately notify DLJ of such change or event.


         4. The margin credit arrangement referred to herein shall be supplemental and in addition to all the terms and conditions of the Customer Agreement between the undersigned and DLJ which the undersigned acknowledges he has read, understood, and executed and which remains in full force and effect.


         5. It is understood that the minimum margin required to be maintained by the undersigned for the Shares is 40% of the current market value of the Shares as determined on a day by day basis or $3.00 per share, whichever is greater. It is further understood that such minimum maintenance requirement may be changed by DLJ at any time.

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

         6. Should it become necessary to sell any of the Shares or to satisfy a margin deficiency, the undersigned agrees fully to cooperate with DLJ, including the furnishing of information and completion of forms and instruments necessary to effect the sale. In addition, DLJ shall be authorized to sign a properly completed Form 144 in the name of and on behalf of the undersigned. Capitalized terms that are used herein but not otherwise defined shall have the meanings ascribed to such terms in Control or Restricted (Rule 144) Stock Borrower's Agreement between the undersigned and DLJ of even date herewith.


         7. It is agreed that in the event the undersigned fails to satisfy a margin deficiency, DLJ is hereby authorized to liquidate at it discretion sufficient shares of this security held in the undersigned's account to satisfy the margin deficiency.


         8. The undersigned will not take any action that would impair the salability of the Shares or omit to take any action necessary to avoid such impairment. The undersigned further agrees to indemnify and hold harmless DLJ and its officers and employees from any loss, liability, claim, damage or expense, including any legal expense, to which DLJ and its officers and employees may become the subject as a result of any untrue statement or omission in any document furnished to DLJ by the undersigned or breach of this agreement by the undersigned.


         9. The failure by DLJ to object to any act or omission on the part of the undersigned which is in contravention of any provision of this agreement, shall not constitute a waiver of any of the rights of DLJ under this agreement or otherwise.


         10. The undersigned represents that he has sufficient collateral or cash to meet any margin calls which might result form a margin deficiency or from the subsequent unavailability of Rule 144 and that he will promptly advise DLJ should he become aware of any circumstances indicating that Rule 144 is no longer available with respect to the shares pledged.


         11. DLJ agrees that the interest rate to be charged shall be 3.00% above the Pershing Base Lending Rate, as described in the attached "Disclosure Statement."


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



         12. This agreement shall remain in full force and effect until it is either (i) terminated by DLJ, or (ii) terminated by the undersigned with the consent of DLJ. However, all representations, warranties and indemnities provided by the undersigned hereunder shall survive the termination of this agreement.

                  /s/Judith Segall
                  -------------------------------
                  (Signature)
                  Judith Segall
                  -------------------------------
                  (Name)

                  -------------------------------
                  (Date)

                  -------------------------------
                  (Account Number)


                  Joint Account

                  -------------------------------
                  (Signature)

                  -------------------------------
                  (Name)

                  -------------------------------
                  (Date)


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